EXHIBIT 99.5
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2004
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
CATERPILLAR INC. TAX DEFERRED SAVINGS PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for Plan benefits as of the end of the latest two fiscal years of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for Plan benefits for each of the latest two fiscal years of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Registered Public Accounting Firm is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CATERPILLAR INC. TAX DEFERRED SAVINGS PLAN
CATERPILLAR INC. (Issuer)

May 26, 2005	By:	/s/David B. Burritt

		Name:	David B. Burritt
		Title:	Vice President and Chief Financial Officer

Caterpillar Inc.
Tax Deferred Savings Plan
Financial Statements and Supplemental Schedule
December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
and Benefit Funds Committee of the
Caterpillar Inc. Tax Deferred Savings Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Caterpillar Inc. Tax Deferred Savings Plan (the "Plan") at December 31, 2004 and December 31, 2003, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held at End of Year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
May 24, 2005

EXHIBIT A
Caterpillar Inc. Tax Deferred Savings Plan Statement of Net Assets Available for Benefits December 31, 2004 and 2003

(in thousands of dollars)	2004	2003

Investments
Interest in the Caterpillar Investment Trust	$309,486	$283,472
Participant loans	5,726	5,515
Other investments - registered investment companies in participant directed brokerage accounts	3,108	2,791

Total investments	318,320	291,778

Participant contributions receivable	216	-

Net assets available for benefits	$318,536	$291,778

The accompanying notes are an integral part of these financial statements.

EXHIBIT B
Caterpillar Inc. Tax Deferred Savings Plan Statement of Changes in Net Assets Available for Benefits Years Ended December 31, 2004 and 2003

(in thousands of dollars)	2004	2003

Contributions
Participant	$16,786	$13,887
Employer	40	71

Total contributions	16,826	13,958

Investment income
Plan interest in net investment income of Master Trust	29,543	64,590
Interest on participant loans	302	379
Net appreciation in fair value of registered investment companies in participant directed brokerage accounts	222	462

Net investment income	30,067	65,431

Deductions
Withdrawals	(17,852)	(21,787)

Transfers
Transfers (to) from other plans, net	(2,283)	1,587

Increase in net assets available for benefits	26,758	59,189

Net assets available for benefits
Beginning of year	291,778	232,589

End of year	$318,536	$291,778

The accompanying notes are an integral part of these financial statements.

Caterpillar Inc.
Tax Deferred Savings Plan
Notes to Financial Statements
December 31, 2004 and 2003

1. Plan Description
The following description of the Caterpillar Inc. Tax Deferred Savings Plan (the "Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible employees of the Company and its subsidiaries (the "participating employers") which adopt the Plan to accumulate funds. The Plan is subject to the provisions of the Employee Retirement Income Security Act, as amended ("ERISA").

Participation
Employees of the participating employers who are covered under collective bargaining agreements to which the Plan is extended who meet certain age, service and citizenship or residency requirements are eligible to participate in the Plan. Participation commences upon an eligible employee filing an application with the Plan’s recordkeeper. Participating eligible employees (the "participants") elect to defer a portion of their compensation until retirement.

Participant Accounts
Accounts are separately maintained for each participant. The participant's account is credited with the participant's contribution as defined below, employer contributions and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Participant Loans
The Plan provides for participant loans against eligible participants' account balances. Eligible participants obtain participant loans by filing a loan application with the Plan’s recordkeeper and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Each loan shall specify a repayment period that shall not extend beyond five years. However, the five-year limit shall not apply to any loan used to acquire any dwelling unit, which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the participant. Loans bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance. Participant loans have various maturity dates through January 17, 2014, with varying interest rates ranging from 4.75 to 11 percent.

Contributions
Participant contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. Participants who are at least 50 years old by the end of the calendar year are allowed by the Plan to make a catch-up contribution for that year. The maximum amount of catch-up contributions a participant could make in 2004 and 2003 was limited to $3,000 and $2,000, respectively. The compensation deferral (including catch-up contributions) was limited by the Internal Revenue Code to $13,000 ($16,000 for age 50 or older) in 2004 and $12,000 ($14,000 for age 50 or older) in 2003.

All eligible associates of the International Association of Machinists and Aerospace Workers, AFL-CIO, District Lodge No. 77 also receive a Company matching contribution equal to 20 cents per hour worked while the Agreement and Plan are in effect. No other participants receive a company matching contribution.

Investment Programs
The majority of the Plan’s assets are invested in the Caterpillar Investment Trust as discussed in Note 3.

Prior to October 1, 2003, participants elected to have their contributions invested in any combination of the following thirteen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Small Cap Growth Fund
*	Preferred Money Market Fund	*	US Equity Broad Index Fund
*	Preferred Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Value Fund	*	Preferred International Growth Fund
*	Preferred Large Cap Growth Fund

Subsequent to October 1, 2003, participants can elect to have their contributions invested in any combination of the following seventeen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Small Cap Growth Fund
*	Preferred Stable Principal Fund	*	US Equity Broad Index Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Mid Cap Growth Fund
*	Preferred Money Market Fund	*	Preferred International Growth Fund
*	Preferred Value Fund	*	Model Portfolio - Income
*	Preferred International Value Fund	*	Model Portfolio - Conservative Growth
*	Preferred Large Cap Growth Fund	*	Model Portfolio - Moderate Growth
*	Preferred Asset Allocation Fund	*	Model Portfolio - Growth
*	Preferred Fixed Income Fund

The Model Portfolios were added as investment options in October 2003. Each portfolio contains a specific mix of the Plan’s core 401(k) investments. Each portfolio’s mix of stocks and bonds is automatically rebalanced on the last business day of each calendar quarter. The targeted percentage of stocks and bonds in each of the Model Portfolios is as follows:

*	Income	20% stocks and 80% bonds
*	Conservative Growth	40% stocks and 60% bonds
*	Moderate Growth	60% stocks and 40% bonds
*	Growth	80% stocks and 20% bonds

The Caterpillar Stock Fund consists of Caterpillar Inc. common stock and a small amount of cash equivalents.

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. Harris Direct began serving as custodian for funds invested through this self-directed fund option effective February 1, 2003.

Vesting and Distribution Provisions
Participants are immediately fully vested in their participant contributions and earnings thereon. Participants also vest immediately in company matching contributions and the earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the balance in participants' accounts is distributable in cash unless the participant (or beneficiary) elects to receive Company shares in kind. The value of any full or fractional shares paid in cash will be based upon the average price per share the Trustee receives from sales of Company shares for the purpose of making the distribution.

Administration
The Plan is administered by the Vice President - Human Services Division of Caterpillar Inc. who is responsible for non-financial matters, and the Benefit Funds Committee of Caterpillar Inc. which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into a trust agreement with The Northern Trust Company (the Trustee) to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan at any time to terminate the Plan subject to provisions of ERISA. In the event of Plan termination, Plan assets will be distributed in accordance with the provisions of the Plan.

Plan Qualification
The Plan obtained its latest determination letter on March 6, 2000, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter; however, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

2. Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting.

Investments
The Plan’s interest in the Caterpillar Investment Trust is valued as described in Note 3. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Loans are valued at estimated fair value consisting of principal and any accrued interest. Interest on investments is recorded as earned. Dividends are recorded on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
Transfers to/from other plans generally represent account balance transfers for participants who transfer from one plan to another plan primarily due to employment status changes.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

Reclassification
Certain amounts from prior years have been reclassified to conform to the current-year financial statement presentation.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits. Approximately 26 percent of the Plan’s investments are invested in the Caterpillar Stock Fund of the Caterpillar Investment Trust.

3.  Master Trust
Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), the Caterpillar 401(k) Plan, the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Investment Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the December 31, 2004 and 2003 fair values of net assets, as accumulated by the Trustee for the investment fund options chosen by participants of each plan. At December 31, 2004 and 2003, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 8.06 percent and 8.63 percent, respectively.

The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices that represent the net asset value of shares held by the Master Trust at year-end. Common and collective trust investments are valued at the fair value of the underlying investments.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

The following investments represent 5 percent or more of the Master Trust net assets as of December 31, 2004 and 2003:

(in thousands of dollars)	2004	2003

Caterpillar Inc. common stock	$1,948,465	$1,706,596
Preferred Large Cap Growth Fund	322,973	293,950
Preferred Stable Principal Fund	291,792	262,634
Preferred Value Fund	268,221	232,908
Preferred Money Market Fund	-	187,112

Details of the Master Trust net assets and significant components of the net investment income of the Master Trust are as follows:

(in thousands of dollars)	2004	2003

Investments, at fair value
Cash and cash equivalents	$23,882	$18,475
Caterpillar Inc. common stock, 19,982,212 and 20,556,439 shares, respectively	1,948,465	1,706,596
Registered investment companies	1,495,349	1,239,652
Common and collective trusts	370,554	308,580

	3,838,250	3,273,303
Dividend and interest receivable	36	13
Other, net	(16)	11,581

Net assets of the Master Trust	$3,838,270	$3,284,897

Plan’s interest in the Master Trust	$309,486	$283,472

(in thousands of dollars)	2004	2003

Investment income
Interest	$-	$255
Dividends	32,832	21,746
Net appreciation in fair value of:
Common stock	298,996	693,700
Registered investment companies	111,831	198,943
Common and collective trusts	15,407	17,443

Net Master Trust investment income	$459,066	$932,087

Plan’s interest in net Master Trust investment income	$29,543	$64,590

4. Related Parties
The Trustee is authorized, under contract provisions and by exemption under 29 CFR 408(b) of ERISA regulations, to invest in securities under its control and in securities of the Company.

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar Inc. The investment options available to the participants are summarized in Note 1 and include the Caterpillar Stock Fund. The Master Trust also invests in the US Equity Broad Index Fund, which is sponsored and managed by The Northern Trust Company, the Trustee for the Master Trust.

CIML manages the Preferred Short-Term Government Securities Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

Supplemental Schedule

SCHEDULE I
Caterpillar Inc. Tax Deferred Savings Plan EIN 36-3214040 Schedule H, Line 4i - Schedule of Assets Held at End of Year December 31, 2004

(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost	Current value

*	Caterpillar Inc.	Caterpillar Investment Trust	**	$309,486,593

	Harris Direct	Participant-directed brokerage accounts invested in registered investment companies	**	3,107,688

*	Participant loans receivable	Participant loans, various maturity dates through January 17, 2014, various interest rates ranging from 4.75% to 11%	-	5,725,620

		Total Investments		$318,319,901

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.

EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-8003) of Caterpillar Inc. of our report dated May 24, 2005 relating to the financial statements of the Caterpillar Inc. Tax Deferred Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Peoria, Illinois
May 24, 2005